Exhibit 99.1

EGC Announces Gabe Ellisor Named to Board of Directors

HOUSTON – April 10, 2018 – Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”) (NASDAQ:EGC) today announced that the Board of Directors (the “Board”) has appointed Gabriel L. Ellisor as a member of EGC’s Board, effective April 6, 2018.

Douglas E. Brooks, EGC’s Chief Executive Officer and President commented, “On behalf of our Company, we would like to welcome Gabe Ellisor to our Board and as Chair of the Board’s Audit Committee. His valuable experience as a former CFO for two E&P companies, his service as a board member and Audit Committee Chair of a publicly-traded onshore oil and gas company and his background in the banking industry with oil and gas mergers and acquisitions and financings will bring added depth and perspective to our Board.”

Gabriel (“Gabe”) Ellisor has over twenty years of experience in the finance sector of the oil and gas industry. Mr. Ellisor currently serves as a director for SilverBow Resources, Inc. and Salt Creek Midstream LLC. Previously he served as Chief Financial Officer of Three Rivers Operating Company II from July 2012 to February 2015 and as Chief Financial Officer for Three Rivers Operating Company I from 2010 to 2012. These entities were acquisition vehicles focused in the Permian and both sold in less than five years for aggregate proceeds exceeding $2.25 billion. Prior to joining Three Rivers, Mr. Ellisor was a principal at Rivington Capital Advisors from 2008 to 2010 where he specialized in raising private capital and providing merger and acquisition advisory services for the energy sector. Mr. Ellisor has held various positions during his career at First Interstate Bank, Wells Fargo and BNP Paribas. During his tenure at BNP Paribas from June 1997 to 2008 he was responsible for arranging, structuring and underwriting various financings, including revolving bank facilities, institutional term loans and high yield offerings. Mr. Ellisor earned a B.B.A. in Finance from Texas Christian University.

About the Company

Energy XXI Gulf Coast, Inc. (EGC) is an exploration and production company headquartered in Houston, Texas that is engaged in the development, exploitation and acquisition of oil and natural gas properties in conventional assets in the U.S. Gulf Coast region, both offshore in the Gulf of Mexico and onshore in Louisiana and Texas. To learn more, visit EGC’s website at www.energyxxi.com.

Investor Relations Contact

Al Petrie

Investor Relations Coordinator

713-351-3171

apetrie@energyxxi.com

Argelia Hernandez

Investor Relations Specialist

713-351-3175

ahernandez@energyxxi.com